EXHIBIT 99.1

8503 Hilltop Drive
Ooltewah, Tennessee 37363
(423) 238-4171

	APPROVED BY:	Jeffrey I. Badgley
Chief Executive Officer

For Immediate Release

	CONTACT:	Miller Industries, Inc.
J. Vincent Mish, Chief Financial Officer
(423) 238-4171
Frank Madonia, General Counsel
(423) 238-4171
FD
Investor Contact: Alexandra Tramont
(212) 850-5600

MILLER INDUSTRIES REPORTS 2011 FIRST QUARTER RESULTS

CHATTANOOGA, Tennessee, May 4, 2011 – Miller Industries, Inc. (NYSE: MLR) (the “Company”) today announced financial results for the first quarter ended March 31, 2011.
For the first quarter of 2011, net sales were $108.9 million, an increase of 50.7% compared with $72.3 million for the first quarter of 2010.  Net income in the first quarter of 2011 was $7.4 million, or $0.61 per diluted share, an increase of 270.7% as compared to net income of $2.0 million, or $0.17 per diluted share, in the prior year period.
Gross profit for the first quarter of 2011 was $20.7 million, or 19.0% of net sales, compared to $9.8 million, or 13.6% of net sales, for the first quarter of 2010.  For the first quarter of 2011, selling, general and administrative expenses were $8.1 million, compared to $6.5 million in the prior year period.
Results in the first quarter of 2011 reflect the acceleration and completion of the government-related order for a prime contractor announced in November 2010. The accelerated time frame was requested by the Company’s customer in order to field the units as quickly as possible. As previously disclosed, in order to give this new order priority, the Company had suspended production on other government-related contracts until this order was completed.  With this order complete, the Company has resumed production of its previous government-related contracts at production rates similar to last year, which will continue through the third quarter of 2011.

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MILLER INDUSTRIES REPORTS 2011 FIRST QUARTER RESULTS	PAGE 2

Jeffrey I. Badgley, CEO of the Company, stated, “Results in our 2011 first quarter reflected excellent execution as we achieved strong year-over-year growth in revenue  primarily driven by the sharp increase in government-related revenues, as well as some improvement in both our domestic and European sales. Gross margin was particularly strong and our net income more than tripled compared to the year ago period primarily as a result of stronger sales volumes of our manufactured products. Our earnings also continued to benefit from improved production efficiencies and cost reduction initiatives.”
Mr. Badgley continued, “Our performance this quarter confirms the benefits of the capital improvements made in recent years and demonstrates the strength, flexibility and dedication of our operations team in utilizing all of our manufacturing resources to effectively execute on such a challenging order. We are confidently prepared for any future opportunities as they arise.”
Mr. Badgley concluded, “Looking ahead, we continue to see improvements in demand from our domestic customers and prospects for growth in our European markets. However, we expect revenue in the second quarter of 2011 to be somewhat above 2010 levels, but well below our first quarter 2011 level, as our government-related production returns to the more normalized levels seen in previous quarters.  We are also closely monitoring the effects of rising fuel prices on our customers’ demand levels, as well as rising raw material prices, and will take appropriate actions as needed to mitigate any cost increases. Overall, we are pleased with our first quarter results and remain cautiously optimistic regarding our outlook for the rest of 2011.”

In conjunction with this release, the Company will host a conference call, which will be simultaneously broadcast live over the Internet.  Management will host the call, which is scheduled for tomorrow, May 5, 2011, at 10:00 AM ET.  Listeners can access the conference call live and archived over the Internet through a link at:

http://www.videonewswire.com/event.asp?id=78415

Please allow 15 minutes prior to the call to visit the site, download, and install any necessary audio software.  A replay of this call will be available approximately one hour after the live call ends through May 12, 2011.  The replay number is (877) 344-7529, Passcode 450119.

Miller Industries is the world’s largest manufacturer of towing and recovery equipment, and markets its towing and recovery equipment under a number of well-recognized brands, including Century, Vulcan, Chevron, Holmes, Challenger, Champion, Jige, Boniface and Eagle.
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MILLER INDUSTRIES REPORTS 2011 FIRST QUARTER RESULTS	PAGE 3

Certain statements in this news release may be deemed to be forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995.  Forward-looking statements can be identified by the use of words such as “may,” “will,” “should,” “could,” “continue,” “future,” “potential,” “believe,” “project,” “plan,” “intend,” “seek,” “estimate,” “predict,” “expect,” “anticipate” and similar expressions, or the negative of such terms, or other comparable terminology.  They include statements in this release relating to the future economic activity and demand for our products and future revenue levels, among others.  Forward-looking statements also include the assumptions underlying or relating to any of the foregoing statements.  Such forward-looking statements are made based on our management’s beliefs as well as assumptions made by, and information currently available to, our management.  These forward-looking statements are subject to a number of risks and uncertainties, including, among other things, economic and market conditions; the risks related to the general economic health of our customers; the success and timing of existing and additional export and government orders; our customers’ access to capital and credit to fund purchases, including the ability of our customers to secure floor plan financing; changes in fuel and other transportation costs; the cyclical nature of our industry; our dependence on outside suppliers of raw materials; changes in the cost of aluminum, steel and related raw materials; and those other risks discussed in our filings with the SEC, including those risks discussed under the caption “Risk Factors” in our Annual Report on Form 10-K for fiscal 2010, which discussion is incorporated herein by this reference.  Such factors are not exclusive.  We do not undertake to update any forward-looking statement that may be made from time to time by, or on behalf of, our company.

Miller Industries, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands except per share data)

	Three Months Ended
	March 31,
			%
	2011	2010	Change
NET SALES	$108,925	$72,295	50.7%

COSTS AND EXPENSES:

COST OF OPERATIONS	88,192	62,467	41.2%

SELLING, GENERAL AND	8,149	6,477	25.8%
ADMINISTRATIVE EXPENSES

INTEREST EXPENSE, NET	146	110	32.7%

OTHER EXPENSE	0	42	-100.0%

TOTAL COSTS AND EXPENSES	96,487	69,096	39.6%

INCOME BEFORE INCOME TAXES	12,438	3,199	288.8%

INCOME TAX PROVISION	4,994	1,191	319.3%

NET INCOME	$7,444	$2,008	270.7%

BASIC INCOME PER COMMON SHARE	$0.63	$0.17	270.6%

DILUTED INCOME PER COMMON SHARE	$0.61	$0.17	258.8%

WEIGHTED AVERAGE SHARES OUTSTANDING:
BASIC	11,769	11,635	1.2%
DILUTED	12,260	12,092	1.4%